GLOBAL DEVELOPMENT AND LICENSE AGREEMENT

Dated September 1, 2015

by and between

Jupiter Orphan Therapeutics, Inc.

and

Murdoch Childrens Research Institute

GLOBAL DEVELOPMENT AND LICENSE AGREEMENT

This Global Development and License Agreement (this "**Agreement**"), dated September 1, 2015 (the "**Effective Date**") is made by and between Jupiter Orphan Therapeutics, Inc. ("**JOTX**"), a corporation organized under the laws of Florida, United States of America having its principal office at 601 Heritage Drive, Jupiter, FL 334548 and Murdoch Childrens Research Institute, an institute incorporated under the laws of Australia ("**Murdoch**") having its principal office at The Royal Children's Hospital, 50 Flemington Road, Parkville VIC 3052 Australia (each a "**Party**" and collectively, the "**Parties**").

RECITALS

WHEREAS, JOTX is a pharmaceutical company with experience in the development, manufacturing and commercialization of pharmaceutical products; and

WHEREAS, Murdoch has know-how in the process of using pharmaceutical grade Resveratrol for the treatment of Friedreich's ataxia; and

WHEREAS, Murdoch and JOTX desire that the parties jointly develop an appropriate delivery system and conduct clinical trials with the purpose of getting the Product approved for the treatment of Friedreich's ataxia and commercialization by JOTX in the Territory, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, JOTX and Murdoch hereby agree as follows:

Article I.

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

"**Accounting Standards**" means, with respect to JOTX, U.S. generally accepted accounting principles (**GAAP**), and means, with respect to Murdoch, the International Financial Reporting Standards (**IFRS**), in each case, as generally and consistently applied.

"**Active Ingredient**" means the clinically active material in pharmaceutical grade Resveratrol.

"**Affiliate**" means a legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; *provided*, however, that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

"**Applicable Law**" means the applicable laws, rules, regulations, guidelines and requirements of any Governmental Authority.

"**Business Day**" means a day other than (a) a Saturday or a Sunday, (b) a bank or other public holiday in Melbourne, Australia, or (c) a bank or other public holiday in New York, New York, U.S.

"**Clinical Trial**" means any human clinical trial of the Product.

"Commercialization Activities" means commercialization activities relating to the Product, including activities relating to marketing, promoting, detailing, distributing, importing, exporting, offering for sale and/or selling the Product, the conduct of other commercialization activities (including activities in preparation for the commercial launch of the Product) and/or the conduct of any Phase IV clinical trials (as such term is defined in 21 C.F.R. §312.85 and any foreign equivalent thereof). **"Commercialize"** and **"Commercializing"** shall have their correlative meanings.

"Commercially Reasonable Efforts" means, with respect to activities that a Party is required to perform hereunder for the Product, the level of effort that would generally be used by a similarly situated pharmaceutical company (in the case of JOXT) or medical research institute (in the case of Murdoch) to conduct such activities (taking into account the minimum level of expenditure contemplated for such activities by the corresponding budget, if applicable) for any product owned by it or to which it has exclusive rights, which product is of comparable market potential, profit potential or strategic value to such Party and is at a similar stage in its development or product life, taking into account, without limitation, issues of safety and efficacy, approved labeling, product profile, the patent and other proprietary position, the then current competitive environment for such product, the likely timing of the product's entry into the market, the then current market penetration, the return on investment potential of such product, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors, in each case as measured by the facts and circumstances at the time such efforts are due.

"Confidential Information" means, with respect to a Party or any of its Affiliates, all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates (or any person on their behalf) has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing or in electronic form.

"Control" means, when used in relation to an Intellectual Property Right, the right of one Party to license or transfer such Intellectual Property Right to the other Party as provided in this Agreement without breaching any agreement or obligations to any other Third Party.

"Development Activities" means any and all processes and activities conducted in researching, optimizing, and developing the Product and seeking, obtaining and maintaining Regulatory Approvals for the Product, which may include research and development, formulation, preclinical testing, toxicology, clinical studies, quality of life assessments, pharmacoeconomics, and regulatory affairs. **"Development"** and **"Develop"** shall have their correlative meanings.

"EMA" means the European Medicines Agency, or any successor regulatory agency.

"FDA" means the U.S. Food and Drug Administration, or any successor regulatory agency.

"FDC Act" means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

"Field" means the use of Product in humans and animals for the treatment or management or prevention of the Listed Indication, whether or not labeled for such use.

"First Commercial Sale" means the first sale for end use or consumption of the Product in any country following receipt of Regulatory Approval in such country, but excluding Product distributed for free without payment or provision of any consideration such as promotional samples.

"Formulation Development Activities" means any and all processes and activities conducted in researching, optimizing, and developing the Product, which may include research and development, formulation, clinical and commercial batch process development and optimization. **"Formulation Development"** shall have the correlative meaning.

"Good Practices" means compliance with (a) the applicable standards contained in then-current "Good Laboratory Practices," "Good Manufacturing Practices" and/or "Good Clinical Practices," as promulgated by the FDA and any foreign equivalents thereof, and (b) all analogous guidelines and guidance documents promulgated by the International Conference on Harmonization of Technical Requirements for

Registration of Pharmaceuticals for Human Use.

"Governmental Authority" means any court, agency, department, authority or other instrumentality of any multi-national, national, state, county, city, province or other political subdivision.

"IND" means an Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 CFR Part 312 before the commencement of a Clinical Trial of the Product, or any equivalent filing with any relevant Regulatory Authority in any jurisdiction.

"Initiate the Approval Process" means (a) the filing for approval of the Product with the appropriate Regulatory Authority, (b) the initiation of the clinical Development of the Product in the applicable country, or (iii) the initial filing with the appropriate Regulatory Authority with respect to the clinical development plan for the Product.

"Intellectual Property Rights" means copyright (including future copyright), trade mark, design, patent rights and rights in respect of confidential information, know how, trade secrets and all other rights generally falling within the scope of this term anywhere in the world, whether registered or unregistered and whether registrable or not.

"JOTX Know-How" means all Know-How relating to the Product that is (a) Controlled by JOTX or any of its Affiliates at any time, and (b) necessary or useful for the Development, Manufacture, use or Commercialization of the Product.

"JOTX Patent Rights" means all Patent Rights relating to the Product that (a) are controlled by JOTX or any of its Affiliates at any time, and (b) claim the manufacture, use, composition of matter or formulation of the Product.

"JOTX Technology" means the technologies and Know-How in JOTX possession or Control and any improvements thereto that Parties incorporate into the Product.

"Know-How" means all information, materials and know-how, including any discoveries, improvements, experience, processes, formulae, data, inventions, technology and trade secrets.

"Listed Indication" means Friedreich's ataxia.

"**MAA**" means a New Drug Application, marketing authorization application, or other product registration application filed with any Regulatory Authority to obtain approval to sell the Product in a country or jurisdiction, and all supplements, variations and other amendments thereof.

"**Manufacture**" and "**Manufacturing**" means all activities related to the production, manufacture, processing, formulation, filling, finishing, packaging, labeling, shipping, handling, holding, storage and warehousing of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

"Murdoch Know-How" means all Know-How relating to the Product that is (a) Controlled by Murdoch or any of its Affiliates at any time, and (b) necessary or useful for the Development, Manufacture, use or Commercialization of the Product and (c) made available by Murdoch to JOTX under this Agreement.

"**Net Sales**" means, with respect to any Product, the gross invoiced sales price of such Product sold by a Party or its Affiliates (the "**Selling Party**"), in finished product form, packaged and labeled for sale, in arm's length sales to Third Parties, less deductions allowed to the Third Party customer by the Selling Party, to the extent actually taken by such Third Party customer, on such sales for:

(a) trade, quantity, and cash discounts;

(b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities and governmental agencies and programs, including Medicaid and Medicare), and allowances or credits to customers on account of rejection or returns (including wholesaler and retailer returns);

(c) freight, postage and duties, and transportation charges relating to such Product, including handling and insurance thereto; and

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, customs duties and compulsory payments to Governmental Authorities and any other governmental charges imposed upon the importation, use or sale of such Product to Third Parties (excluding any taxes paid on the income from such sales) to the extent that the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made.

Subject to the following sentence, sales between a Party and its Affiliates shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates are end users. For the avoidance of doubt, the preceding does not permit JOXT to sell or give its Affiliates the Product for free and avoid making any payment for Net Sales on this exchange to Murdoch. Any JOXT Affiliate must account to JOXT who will in turn account to Murdoch for its and its Affiliates Net Sales of the Product. If non-monetary consideration is received for the Product from Affiliates or otherwise, Net Sales shall be calculated based on the average price charged for such Product during the preceding quarter or, in the absence of such sales, the fair market value of the Product, as determined by the Parties in good faith. Calculation of Net Sales for purposes of any Co-Packaged Combination Product shall be as set forth in the applicable Product Schedule.

"**North America**" means the United States of America, Canada and Mexico, including all of their respective possessions and territories.

"Out-of-Pocket Expenses" means, with respect to activities pursuant to this Agreement, actual expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the Product and have been recorded in accordance with the applicable Accounting Standards.

"Patent Rights" means any and all patents and patent applications, including any divisions, continuations, continuations-in-part, reissues, re-examinations, renewals, extensions, supplementary protection certificates, and the like of any such patents and patent applications and all equivalents thereof worldwide.

"Product" means any dosing and or formulation utilizing any version of the Active Ingredient only for the Listed Indication developed by the Parties under this Agreement.

"Product Transaction" means a transaction entered into by JOTX with a Third Party involving (a) the grant of a license under the Murdoch Know-How to such Third Party to sell or otherwise Commercialize the Product in a country in the Territory, or (b) the grant of rights to a Third Party to market, distribute and promote the Product in a country in the Territory, in each case where JOTX has the rights to Commercialize the Product in such country in the Territory.

"Product Transaction Party" means any Third Party that has entered into a written agreement with JOTX with respect to the Product Transaction.

"Regulatory Approval" means the permission or consent granted by any relevant Regulatory Authority for the marketing and sale of the Product in a country or other jurisdiction, including, where applicable pricing or reimbursement approval in such country or other jurisdiction.

"Regulatory Authority" means any Governmental Authority involved in granting approvals for the Development, Manufacture, Commercialization, marketing or pricing of the Product in a country, including, in the U.S., the FDA.

"Regulatory Filing" means any submission or application made or filed with a Regulatory Authority with the purpose of obtaining a Regulatory Approval.

"**Regulatory Materials**" means Regulatory Filings and other submissions, communications, notifications, registrations, and/or other filings made to or with a Regulatory Authority, but excluding Regulatory

Approvals.

"ROW" means all of the countries of the world outside of the North America, and each of their respective possessions and territories.

"Royalty Term" means, on the Product-by-Product and country-by-country basis, the period of time from the First Commercial Sale of such Product in such country to the date the Product is no longer sold in such country.

"Sublicensee" means a Third Party to whom (a) JOTX has granted a sublicense under the license granted to it under Section 9.01(b) or in the applicable Product Schedule, to Manufacture, sell or otherwise Commercialize the Product in the Territory; or (i) granted rights to market, distribute and promote the Product in the Territory.

"Territory" means North America and the ROW.

"Third Party" means any person or entity that is not a Party or an Affiliate of a Party.

"U.S." means the United States of America, including all of its possessions and territories.

"Valid Claim" means, as determined on a country-by-country basis, (a) a claim of a pending patent application that is being prosecuted in good faith and that has not been abandoned or finally rejected without the right of appeal, *provided* that such prosecution has not been ongoing for more than five (5) years from the date such patent application was filed; or (b) a claim of any unexpired issued patent that shall not have been dedicated to the public, disclaimed nor held revoked, invalid or unenforceable by a court or government agency of competent jurisdiction in an un-appealed or un-appealable decision.

Article II.

COLLABORATION; JOINT STEERING COMMITTEE

Section 2.01 **Collaboration.** Subject to the terms and conditions of this Agreement: the Parties seek to collaborate in the Development, Approval and Commercialization of the Product. Murdoch will use Commercially Reasonable Efforts to participate in those Development Activities which are required to be provided by Murdoch in the Product Schedule, initially to support JOTX in conducting clinical trials and obtaining Regulatory Approval for the Product in the U.S., with reimbursement to Murdoch from JOTX for cost's and expenses, subject to the Product Budget as previously approved by the Parties and the JSC; JOTX will use Commercially Reasonable Efforts to Develop such Product and seek, initially, Regulatory Approval in the U.S., and eventually in the ROW; JOTX will be responsible for all Regulatory Approvals. Subject to the provisions of this Agreement, as between the Parties, JOTX will have the sole and exclusive right to Commercialize the Product in the Territory.

Section 2.02 **Establishment of Joint Steering Committee.** Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the "**JSC**") to provide a forum for reviewing, coordinating and discussing the Development Activities and Commercialization Activities being conducted by each Party with respect to the Product in the Territory under this Agreement. The JSC shall be comprised of three representatives of JOXT and one representative of Murdoch. The JSC shall be responsible for the clinical development, formulation development of the Product, managing the strategic partnership and any issues arising under this Agreement. The JSC will meet on a quarterly basis with the intent of sharing the progress of both Parties' efforts under this Agreement.

Section 2.03 **Administration of the JSC**. Each Party shall nominate its own representatives to the JSC. The JSC shall each hold at least one meeting each calendar quarter. The quorum for a meeting of the JSC shall be met only if at least one representative of each Party is present. The JSC may meet either (a) in person at such locations as the Parties may agree or (b) by audio or video teleconference. Other

representatives of each Party involved with the Product may attend meetings upon the prior written consent of the other Party (not to be unreasonably withheld or delayed), subject to the confidentiality provisions set forth in Section 13.01. Additional meetings of the JSC may also be held with the prior consent of each Party or as required under this Agreement. Each Party shall be responsible for all of its own expenses incurred in connection with participating in such meetings.

Section 2.04 **Responsibilities of the JSC**. The responsibilities of the JSC shall include (a) prompt development, for JOTX's approval, of a budget for Development Activities to be conducted by or on behalf the Parties with respect to the Product in the Territory based on the Parties' good-faith, reasonable estimates and experience (each, a "**Product Budget**"); (b) the review and development of Product Specifications for the Product, as applicable; (c) the review and development of the Product Schedule for the Product; (d) discussions with any Party wishing to discontinue a Clinical Trial with respect to the Product pursuant to Section 3.04(c), and (e) discussions with respect to the supply arrangements contemplated by Sections 7.01 and 7.02. The Parties acknowledge and agree that in no event will JOTX be obligated to pay Murdoch for any Formulation Development or Development expenses or fees or any fees otherwise incurred by Murdoch in connection with this Agreement that are not set forth in any Product Budget (nor will Murdoch be required to perform any Formulation Development, Development Activities or other activities in respect of the Development and Commercialization of the Product if the costs of performing those activities exceed the applicable Product Budget), except to the extent the Parties otherwise agree in writing. The Parties further acknowledge and agree that the JSC shall have no authority to amend the terms and conditions of this Agreement.

Article III.

DEVELOPMENT

Section 3.01 **Product Schedule.**

(a) Prior to the commencement of any Formulation Development or Development Activities with respect to the Product, the Parties shall work together, through the JSC, to establish specifications ("Product Specifications") for the Product. Murdoch shall also specify the extent of Murdoch's involvement in Formulation Development or Development Activities and any associated cost or expense to be paid by JOTX, together with the JSC, for work associated with the Product for JOTX's review and approval as part of the Product Budget. The Product Specifications, together with the approved Product Budget applicable to the Product, shall be mutually agreed to in writing by the Parties (the "**Product Schedule**").

(b) The Product Schedule shall, once completed, be attached as an exhibit to this Agreement and incorporated herein. The Product Schedule may only be amended upon the mutual written agreement of both Parties. If there is a conflict between the terms and conditions set forth in the Product Schedule and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern unless the Product Schedule expressly refers to the Parties' intent to alter the terms and conditions of this Agreement with respect to a particular provision for purposes of that Product Schedule only.

Section 3.02 **Development Activities**. With respect to each Product, JOTX shall have the right to oversee and coordinate all Development Activities in the Territory. Without limiting the foregoing:

(a) Murdoch shall use Commercially Reasonable Efforts to conduct Development for the Product in the Territory. The Parties acknowledge and agree that Murdoch shall be deemed to be using Commercially Reasonable Efforts with respect to the Development of the Product where Murdoch is carrying out those Development Activities and Formulation Development Activities

which are specified as being the responsibility of Murdoch under the Product Schedule. For the avoidance of doubt, nothing in this Agreement obligates Murdoch to perform any activities or provide any services other than those activities and services identified as being Murdoch's responsibility under the Product Schedule or this Agreement.

(b) Subject to Section 3.04, JOTX shall use Commercially Reasonable Efforts to Develop the Product and obtain and maintain Regulatory Approval for the Product in the Territory. The Parties acknowledge and agree that JOTX shall be deemed to be using Commercially Reasonable Efforts with respect to the Product to the extent that it is prosecuting an application for Regulatory Approval in the U.S. and that JOTX shall not have any obligation with respect to the evaluation of any country in the ROW as a territory to Develop and/or Commercialize the Product unless and until JOTX has received Regulatory Approval for such Product in the U.S. Following JOTX's receipt of Regulatory Approval with the FDA with respect to the Product, JOTX shall use Commercially Reasonable Efforts to obtain and maintain Regulatory Approval for such Product in the ROW.

(c) The Parties acknowledge and agree that the Product is a development-stage Product and nothing herein shall be construed as a guarantee that the parties will successfully Develop or that JOTX will obtain Regulatory Approval for and successfully Commercialize the Product in the Territory.

Section 3.03 **<u>Assistance</u>**. Each Party shall, upon the other Party's request and subject to Section 14.02, provide reasonable assistance to the other Party in the performance of the Development Activities, including the provision of all relevant CMC information, clinical trial protocols and other clinical information, Regulatory Filings and other information, data, materials and specifications requested by the other Party to conduct the Formulation Development Activities and Development Activities, in each case, to the extent such information or materials is Controlled by such Party. JOTX shall at all times cooperate with Murdoch with respect to the Development of the Product at JOTX's expense.

Section 3.04 **<u>Clinical Studies</u>**.

(a) JOTX shall design all Clinical Trial protocols in consultation with Murdoch and conduct all Clinical Trials to obtain Regulatory Approval for the Product in the Territory at JOTX's expense. Murdoch shall have the right to review and comment on all such Clinical Trial protocols and any amendments thereto prior to their submission for Institutional Review Board (**IRB**) approval however, for the avoidance of doubt, Murdoch is not responsible for the conduct of Clinical Trials or for obtaining Regulatory Approval for the Product in the Territory.

(b) JOTX shall provide Murdoch with regular status reports on each Clinical Trial conducted by or for JOTX. Each such report shall include the data, results, adverse event reporting and other information identified in the applicable Product Schedule, to the extent available. In addition, following completion of each Clinical Trial conducted by or for JOTX, JOTX shall maintain a file for each Clinical Trial containing such data, results, information, reports, records, correspondence and document as identified in the applicable Product Schedule (collectively, the "**Clinical Trial Information**").

(c) Notwithstanding any provision in this Agreement or the Product Schedule to the contrary, JOTX may, upon notice to Murdoch, discontinue its obligations to conduct any Clinical Trial with respect to the Product, to the extent that based on clinical and scientific data, JOTX reasonably concludes and reasonably demonstrates to Murdoch that such Product would not obtain Regulatory Approval in the Territory or it is not commercially reasonable to seek such approval. Following such notice, the Parties shall determine, through the JSC, whether a replacement Clinical Trial is appropriate.

Section 3.05 **Subcontracting**. Neither Party has the right to subcontract any of its obligations under this Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). A Party proposing to use a subcontractor will be responsible for ensuring the suitability of the proposed subcontractor for the work proposed to be carried out, for supervising the subcontractor to ensure that the work performed by that subcontractor meets the standards of this Agreement and will be responsible for all activities performed by such subcontractor in connection with this Agreement.

Section 3.06 **Recordkeeping and Reporting**. Each Party shall maintain, or cause to be maintained, for at least five (5) years after completion of all Development Activities and Formulation Development Activities hereunder (or for such longer period as may be required by Applicable Law or its internal standard operating procedures) such records of Development Activities performed by or on behalf of such Party as are reasonable in the circumstances (taking into account the nature of the Development Activities performed by that Party) and which are required to be created or maintained by Applicable Laws or are otherwise specified in the Product Schedule, which records shall be developed to a level consistent with standard scientific practice. Each Party shall keep the other Party appropriately informed on an ongoing basis, through the JSC, or otherwise, of the status and results of the Development Activities being performed and/or completed by or on behalf of such Party, including by providing a written progress report fourteen (14) days in advance of each regularly scheduled JSC meeting describing in appropriate detail the Development Activities conducted by or on behalf of such Party, including any difficulties and unexpected circumstances encountered and any other relevant matters, in each case since the last such progress report.

Section 3.07 **Reimbursement of Expenses**. JOTX shall reimburse any Out-of-Pocket Expenses (and other expenses as set out in the Product Budget) in accordance with the applicable Product Budget relating to the conduct of the Development Activities and Formulation Development Activities in the Territory by Murdoch, plus ten percent (10%) of such amount, as and when incurred by Murdoch, *provided* that Murdoch provides satisfactory written support information and evidence of such Out-of-Pocket Expenses incurred.

Section 3.08 **Compliance; Debarment**.

(a) Each Party shall conduct the Development Activities (including regulatory matters) and Formulation Development Activities in a good scientific manner. Each Party agrees that each Clinical Trial to be conducted that is required to be posted pursuant to Applicable Law or applicable industry codes, including the PhRMA Code, on clinicaltrials.gov or any other similar registry shall be so posted by JOTX.

(b) In the course of conducting the Development Activities and Formulation Development Activities of the Product, neither Party shall use any employee, agent or independent contractor who has been debarred by any Regulatory Authority, or to such Party's knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FDC Act or any foreign equivalent thereof.

Article IV.

REGULATORY MATTERS

Section 4.01 **Regulatory Matters**. JOTX shall be responsible for using Commercially Reasonable Efforts to obtain Regulatory Approvals for the Product in the Territory. All Regulatory Filings and Regulatory Approvals relating to the Product in the Territory shall be filed by JOTX and JOTX shall own all rights, title and interest to the Regulatory Filings and Regulatory Approvals, subject to the licenses set

forth in Section 4.03(b). JOTX shall use Commercially Reasonable Efforts to seek orphan drug designation by the FDA in accordance with 21 CFR 316 for each Product for each of the Listed Indications.

Section 4.02 <u>**Filing**</u>. The Parties shall discuss through the JSC the type of Regulatory Filing to be made to obtain Regulatory Approval for the Product in the Territory. Notwithstanding the foregoing, JOTX shall have the sole right to determine the type of Regulatory Filing to be made to obtain Regulatory Approval for the Product in the Territory.

Section 4.03 <u>**Communications with Regulatory Authorities**</u>.

(a) JOTX shall be solely responsible for any communications with Regulatory Authorities occurring or required in connection with obtaining or maintaining any Regulatory Approvals for the Product in the Territory, *provided* that JOTX shall promptly disclose to Murdoch all material communications with Regulatory Authorities and Murdoch shall have the opportunity to review and comment on such communications. Upon the reasonable request of JOTX, Murdoch shall provide reasonable assistance to JOTX to address requests from and communications to Regulatory Authorities which directly relate to Murdoch's activities conducted with respect to the Product, including with respect to data and information Controlled by Murdoch (and Murdoch's costs of providing such assistance will be an Out-of-Pocket Expense).

Section 4.04 <u>**Adverse Drug Experiences; Pharmacoviligance**</u>.

(a) To the extent that JOTX receives any information regarding an adverse drug experience related to the Product (even if a different formulation than the Product), JOTX shall promptly notify Murdoch and provide Murdoch with such information as is required to understand the nature and circumstances of the adverse drug experience. No later than one Business Day after its occurrence or at Murdoch's request, as applicable, JOTX shall provide to Murdoch (i) all serious adverse event reports received or made by JOTX; and (ii) all adverse event reports and other information and conduct to the extent required to be reported by Murdoch.

(b) To the extent that Murdoch receives any information regarding an adverse drug experience related to the Product, Murdoch shall promptly notify JOTX and provide JOTX with such information as is required to understand the nature and circumstances of the adverse drug experience.

(c) Promptly after the date of execution of a Product Schedule, but no later than the date of initiation of a Clinical Trial for the applicable Product, the Parties shall negotiate with a view to entering into a pharmacovigilance agreement that shall govern each Party's respective obligations with respect to adverse event reporting, monitoring, maintenance of safety databases and submissions to Regulatory Authorities and other similar obligations with respect to such Product (a "**Pharmacovigilance Agreement**") Murdoch's costs of complying with its obligations under the Pharmacovigilance Agreement will be an Out-of-Pocket Expense unless otherwise agreed by Murdoch in writing.

(d) JOTX shall be responsible for all adverse event reporting obligations with respect to the Product in the Territory. JOTX shall maintain a global, electronic database of all adverse event reports relating to the Product on behalf of the Parties at JOTX's expense.

Article V.

COMMERCIALIZATION

Section 5.01 **Diligence in the Territory**. JOTX shall use Commercially Reasonable Efforts to Commercialize the Product in the Territory, and shall bear all costs incurred by or on behalf of JOTX and its Affiliates in conducting such Commercialization activities.

Section 5.02 **JOTX Reporting**. JOTX shall keep the JSC fully informed regarding the progress and results of Commercialization activities for the Product in the Territory, including an annual review of results versus goals. JOTX shall provide a written progress report fourteen (14) days in advance of each regularly scheduled JSC meeting describing in appropriate detail the Commercialization Activities conducted by or on behalf of JOTX and its Affiliates and Sublicensees, including any difficulties and unexpected circumstances encountered, its anticipated Net Sales for each Product for the following twelve (12) month period and any other relevant matters, in each case since the last such progress report.

Article VI.

PAYMENTS

Section 6.01 **Payments by JOTX in the Territory**.

(a) **Milestones**. In consideration of the licenses and other rights granted to JOTX hereunder, JOTX shall pay Murdoch the following amounts after the first achievement by JOTX or its Affiliates or Sublicensees, as the case may be, of each of the following milestones (each, a "**Milestone**"):

(i) Upon the receipt of approval of the MAA in any of the U.S., European Union, or Japan for the Product (each a Milestone), One Hundred Thousand US Dollars ($100'000) (*i.e.*, up to a total of $300'000 if each such jurisdiction approves the Product for each of the Listed Indications);

(b) **Royalties**. For the duration of the Royalty Term for the Product, JOTX shall pay to Murdoch a royalty equal to (a) one and one half percent (1.5%) of the Net Sales for the immediately prior calendar quarter no later than forty five (45) days after the end of each calendar quarter during the Royalty Term. Accompanying each royalty payment, JOTX shall submit a statement to Murdoch for the immediately prior calendar quarter, which shall set forth the total amount of Net Sales for each Product in each country in the Territory during the calendar quarter, and the calculation of royalties due on such Net Sales (each, a "**Territory Royalty Statement**").

(c) **Sublicense and Partner Revenue**. In the event that JOTX sublicenses, appoints a Sublicensee or otherwise partners with any Third Party pursuant to a Product Transaction or otherwise and such Sublicensee or Third Party, as applicable constitutes the Product Transaction Party, JOTX shall pay to Murdoch each year, for the duration of the Royalty Term for the Product, ten percent (10%) of the amounts payable by the Product Transaction Party to JOTX during that year under the agreement between the Product Transaction Party and JOTX including "up-front payments", license maintenance fees, milestone payments or other consideration (including any royalties) (each a "**Product Third Party Payment**"). For the avoidance of doubt, amounts payable under this paragraph 6.01(c) are in addition to any amounts payable to Murdoch according to paragraph 6.01(b)). In the event that JOTX sublicenses all of its obligations under this agreement (meaning JOXT is not making any Net Sales for any Product in any country in the Territory), Murdoch will only be entitled to the payment due under this clause 6.01(c). However, if the payment due to Murdoch under this clause 6.01(c) is less than the payment that could have been made to

Murdoch calculated in accordance with clause 6.01(b), JOTX must pay Murdoch the higher amount calculated in accordance with clause 6.01(b). JOTX acknowledges and agrees that the onus is on it to negotiate a deal with sublicensee(s) that does not leave it exposed to making larger payments to Murdoch than what is it receiving under the sublicensee deal. For the avoidance of doubt, Product Third Party Payment shall not include payments by or on behalf of a Third Party to reimburse JOTX for costs incurred for research and development or patent prosecution.

(d) **Royalty Statements**. Beginning sixty (60) days after the effective date of the Product Transaction and for each calendar quarter thereafter for the duration of the Royalty Term of the Product (no later than forty five (45) days after the end of such calendar quarter), JOTX shall submit a statement to Murdoch, which shall set forth the calculation of, and the total amount to be paid, by JOTX to Murdoch for such calendar quarter in accordance with this Section 6.01.

Section 6.02 **Manner of Payment**. All payments from a Party to the other Party shall be made by wire transfer in U.S. Dollars to the credit of such bank account as may be designated by the other Party in this Agreement or in writing to such Party. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day. Any payments or portions thereof due hereunder which are not paid on the date such payments are due under this Agreement shall bear interest at the lower of (i) 4% over the overnight LIBOR rate in effect on the due date, or (ii) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent, compounded monthly.

Section 6.03 **Currency Conversion**. All payments to Murdoch shall be paid in US $.

Section 6.04 **Tax Withholding**. Each Party will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by a Party, such Party will: (a) deduct such taxes from the payment made to the other Party; (b) timely pay the taxes to the proper taxing authority; (c) send proof of payment to the Party; and (d) reasonably assist the other Party in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

Section 6.05 **Records and Audit Rights**.

(a) **Financial Records**. The Parties shall keep complete and accurate books and records with respect to activities undertaken pursuant to this Agreement in accordance with Accounting Standards in sufficient detail to support calculations of all payments that may become due hereunder. The Parties will keep such books and records for at least three (3) years following the end of the calendar year to which they pertain.

(b) **Audit Rights**. Each Party shall have the right to appoint an internationally-recognized independent accounting firm (which is reasonably acceptable to the other Party) (the "**Auditor**") to audit the relevant books and records of the other Party and the correctness of any payments made or required to be made to or by the other Party pursuant to the terms of this Agreement, in each case upon reasonably written notice to the other Party. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the other Party by which the Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to the auditing Party only its conclusions regarding any payments owed under this Agreement. The audited Party shall make its books and records available for inspection by such Auditor during regular business hours at such place or places where such books and records are customarily kept, upon receipt of reasonable advance notice from the other Party, solely to verify the accuracy of the payments to be made hereunder. The Auditor may only audit the books and

records of the audited party from the two (2) calendar years prior to the calendar year in which the audit request is made. Such inspection right shall not be exercised more than once in any calendar year and not more frequently than once with respect to books and records covering any specific period of time. All information received and all information learned by a Party in the course of any audit or inspection shall constitute Confidential Information of the other Party. The auditing Party shall pay for the cost of the Auditor, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any calendar year shown by such audit of more than five percent (5%) of the amount paid, then, in addition to paying the full amount of any underpayment, the audited Party shall reimburse the other Party for all reasonable costs and expenses incurred by such Party in connection with that audit. In the event that such audit reveals an underpayment by the audited Party, the audited Party shall promptly pay to the auditing Party the amount of such underpayment.

Article VII.

DEVELOPMENT AND COMMERCIALIZATION MANUFACTURE AND SUPPLY

Section 7.01 **Supply of Product for Development.**

(a) JOTX shall supply to Murdoch all of the requirements of Murdoch and its Affiliates and subcontractors for the Product and the Active Ingredient in such amounts as agreed by the JSC for use in the conduct of Murdoch's Development Activities in the Territory. Notwithstanding the foregoing, such supply of the Product and the Active Ingredient shall be supplied to Murdoch for Formulation Development Activities at no cost to Murdoch.

(b) The Parties shall cooperate with each other in an effort to source, in the most efficient and economical manner (and at no cost to Murdoch), the Active Ingredients for the Product in such amounts as agreed by JOTX for use in the conduct of JOTX's Development Activities in the Territory.

Article VIII.

COMPLIANCE; OTHER COVENANTS

Section 8.01 **Compliance with Law.** Each Party shall perform its obligations under this Agreement in accordance with all Applicable Law, including the Good Practices. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement that violates, or which it believes, in good faith, may violate, any Applicable Law.

Section 8.02 **Permits and Licenses.** Each of the Parties and their respective Affiliates, Sublicensees and subcontractors shall obtain and maintain at its own expense the necessary licenses and permits for the Development, Manufacture, use and Commercialization of the Product as required by Applicable Law and to be able to perform its obligations assigned to it under this Agreement.

Section 8.03 **Exclusivity.**

(a) During the Term, and to the fullest extent allowed under Applicable Law, Murdoch shall not engage in any activity, on its own or with any Third Parties, relating to the Commercialization of the Product in the Territory, seeking Regulatory Approval or promoting the sale of the Product for use in the Listed Indication, except as expressly permitted in this Agreement.

(b) For the avoidance of doubt, nothing in this Agreement prevents Murdoch from conducting research in relation to the Active Ingredient or the Listed Indications, where that research is independent of this Agreement.

Article IX.

GRANT OF LICENSES

Section 9.01 **License Grants from Murdoch to JOTX**. The rights (including Intellectual Property Rights) in the Murdoch Know-How are owned by Murdoch. Murdoch hereby grants to JOTX a licence (with the right to grant sublicenses as set forth in Section 9.02) to use the Murdoch Know-How for the purposes of Developing, Manufacturing and Commercializing the Product in the Territory for use in the Field and for no other purpose. Murdoch agrees that it will not license any other party to use the Murdoch Know-How for the purpose of Commercializing the Product in the Territory for use in the Field.

Section 9.02 **Sublicenses and Distributorships by JOTX**.

(a) **Sublicenses**. The licence granted to JOTX pursuant to Section 9.01 expressly includes the right to sublicense upon the prior written consent of Murdoch, such consent not to be unreasonably withheld or delayed. Each such sublicense shall (i) be a written agreement subject and subordinate to, and consistent with, the terms and conditions of this Agreement that are applicable to such sublicense; and (ii) not in any way diminish, reduce or eliminate any of JOTX's obligations under this Agreement, including any obligation to use Commercially Reasonable Efforts to Commercialize any Product (but efforts of any Sublicensee in such regard shall be considered efforts of JOTX). JOTX shall remain responsible for its obligations under this Agreement and for the performance of its Affiliates and Sublicensees. JOTX shall provide Murdoch a copy of each such agreement, which may be redacted of all information not reasonably required for Murdoch to verify that such agreement complies with this Section 9.02(a).

(b) **Distributorships**. Murdoch acknowledges and agrees that JOTX shall have the right to appoint wholesalers and physical distributors under this Agreement without the prior written consent of Murdoch. JOTX shall promptly notify Murdoch of the appointment of any such Third Party and shall remain primarily responsible for all of its obligations hereunder.

Section 9.03 **License Grants for Manufacture**. Any additional license grants by a Party to the other Party for purposes of Manufacturing the Product shall be set forth in the applicable Product Schedule.

Section 9.04 **No Implied Licenses**. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied to use any materials in which it owns the rights (including Intellectual Property Rights) (including Patent Rights, Know-How or any other materials).

Article X. **Disclosure of Know-How**. As soon as reasonably practicable, and in any event within ninety (90) days after the date of the establishment of the Product Schedule, Murdoch shall disclose to JOTX or provide JOTX with a copy of the Murdoch Know-How.

INTELLECTUAL PROPERTY

Section 10.01 **Ownership of Inventions**.

Product Inventions. As between the parties, the rights (including Intellectual Property Rights) in any materials (including inventions, discoveries, data, work product, results and information) that are created,

generated, discovered or made during the course of performing activities under this Agreement and that relate to the Product (collectively, "**Product Inventions**") are owned by JOTX including any Patent Rights claiming such Product Inventions (the "**Product Invention Patent Rights**"). Murdoch shall assign and hereby agrees to assign, at no cost (or, where required by Applicable Law, for nominal consideration of One (1) U.S. Dollar) all of its rights (including Intellectual Property Rights) in the Product Inventions, including the Product Invention Patent Rights to JOTX.. Murdoch shall execute and deliver, or cause to be executed and delivered, such instruments, and shall do and cause to be done such acts and things, including the filing of such assignments, agreements and other documents as may be necessary, or as JOTX may reasonably request, to give full effect to this Section 10.01.

Section 10.02 **Disclosure of Inventions; Murdoch Cooperation**. Murdoch shall promptly disclose to JOTX all Product Inventions created, generated, discovered or made by or on behalf of Murdoch in the course of performing activities under this Agreement. JOTX is solely responsible for the preparation, filing, prosecution and maintenance of any Product Inventions, including any Patent Rights or other Intellectual Property Rights relating thereto.

Section 10.03 **Licence to Murdoch** JOTX hereby grants and agrees to grant to Murdoch a perpetual, irrevocable, royalty free, worldwide licence (with the right to grant sublicences) to use the:

(a) Product Inventions and Product Invention Patent Rights for the purpose of performing its obligations under this Agreement and for the purpose of conducting internal research and development activities (whether alone or in collaboration with any Third Party); and

(b) JOTX Technology, JOTX Know How and JOTX Patent Rights for the purpose of performing its obligations under this Agreement and for the purpose of exercising its rights in relation to the Product Inventions and Product Invention Patent Rights granted under this Agreement.

Section 10.04 **Enforcement of Murdoch's Rights**. If JOTX learns that any of the Murdoch Know-How is infringed or misappropriated by activities of a Third Party in any country in the Territory, JOTX shall promptly notify Murdoch in writing.. As between the Parties, Murdoch has the exclusive right (but not the obligation) to enforce its rights (including Intellectual Property Rights) in the Murdoch Know-How in the Territory and JOTX agrees to join such proceeding, at Murdoch's expense, if required by Applicable Law for Murdoch to bring such action. If Murdoch fails to initiate a suit to enforce such rights against such a Third Party in the Territory within ninety (90) days after notification of such infringement or declines to initiate such suit, then JOTX may seek Murdoch's consent to JOTX initiating such action (such consent not to be unreasonably withheld but may be subject to such conditions as Murdoch reasonably requires).

Section 10.05 **Enforcement of Product Invention Patent Rights**.

(a) If a Party learns that any of the Product Invention Patent Rights are infringed or misappropriated by activities of a Third Party relating to the Product in any country in the Territory, such Party shall promptly notify in writing the other Party hereto. JOTX shall have the initial right (but not the obligation) to enforce the Product Invention Patent Rights in the Territory and Murdoch agrees to join such proceeding, at JOTX's expense, if required by Applicable Law for JOTX to bring such action. If JOTX fails to initiate a suit to enforce such Product Invention Patent Rights relating to the Product against such a Third Party in the ROW within ninety (90) days after notification of such infringement or declines to initiate such suit, then Murdoch may initiate such suit against such infringement on behalf of JOTX and at the expense of Murdoch in the ROW; *provided* that JOTX agrees to join such proceeding, at Murdoch's expense, if required by Applicable Law for Murdoch to bring such action.

(b) The Enforcing Party pursuant to this Section 10.04, shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding. Without the prior written consent of the other Party, neither Party shall enter into a settlement with a Third Party involving such Product Invention Patent Rights in any manner that would negatively impact the arrangement between the Parties under this Agreement or a Party's rights (including Intellectual Property Rights) in any Product Invention or that would limit or restrict the ability of either Party to Commercialize the Product anywhere in the Territory. Murdoch and JOTX shall first recover their respective actual out-of-pocket expenses associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount recovered shall be divided in the following manner: to JOTX to cover any lost profits as a result of such infringement or misappropriation, and then seventy-five percent (75%) to the Enforcing Party and twenty-five percent (25%) to the other Party.

Section 10.06 **Infringement Claims**. If the Development, Manufacture, use or Commercialization of the Product in the Territory results in any claim, suit or proceeding alleging patent infringement or misappropriation against Murdoch or JOTX, such Party shall promptly notify in writing the other Party hereto. If JOTX is named as a party to such claim, suit or proceeding, or if JOTX intervenes, at its own expense and through counsel of its own choice, in any such claim, suit or proceeding initiated against Murdoch (which intervention Murdoch will not unreasonably oppose), JOTX shall have the right to request the control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice. Murdoch will not unreasonably withhold its consent to JOTX's request for control. No Party shall enter into any agreement that adversely affects or imposes any obligation on the other Party or makes any admission regarding (a) wrongdoing on the part of the other Party, or (b) the invalidity, unenforceability or infringement of any of the other Party's Intellectual Property Rights, without the prior written consent of the other Party. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding.

Section 10.07 **Third Party Licenses**. If the Development, Manufacture or Commercialization of Product by JOTX, its Sublicensees or any of its or their respective Affiliates hereunder infringes or misappropriates any Patent Rights or other rights (including other Intellectual Property Rights) of a Third Party, such that JOTX, its Sublicensees or any of its or their respective Affiliates cannot Develop, Manufacture or Commercialize the Product as permitted hereunder without infringing the rights of such Third Party, then JOTX (or its Sublicensees or any of its or their respective Affiliates) shall have the first right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from such Third Party, *provided* that if JOTX (or its Sublicensees or any of its or their respective Affiliates) does not take such lead, then Murdoch may do so; *provided further*, that the negotiating Party shall obtain the written consent of such other Party prior to entering into any such license, such consent not to be unreasonably withheld or delayed. The grant of such a license shall not affect any royalties or other amounts that JOTX is required to pay to Murdoch pursuant to this Agreement and JOTX must not deduct the amount of such licence from the amount payable to Murdoch under this Agreement or under the definition of Net Sales.

Section 10.08 **Trademarks**. Each Party's responsibilities with respect to the registration, maintenance and defense of all trademarks, logos and trade dress (the "**Trademarks**") for use in connection with the Manufacture, use and Commercialization of the Product in the Territory shall be as set forth in the applicable Product Schedule. All license grants by a Party to the other Party with respect to a Trademark shall be as set forth in the applicable Product Schedule.

Article XI.

REPRESENTATIONS, WARRANTIES & COVENANTS

Section 11.01 Mutual Representations and Warranties. Each Party warrants and represents to the other that as of the Effective Date:

(a) it has the full right and authority to enter into this Agreement;

(b) there are no existing or threatened actions, suits or claims pending against it with respect to its right to enter into and perform its obligations under this Agreement;

(c) to the best of its knowledge, there is nothing in any Third Party agreement or understanding, written or oral, entered into or agreed to by such Party, that, in any way, will preclude such Party's ability to perform all of the obligations undertaken by it hereunder, and that it will not enter into any agreement after the Effective Date under which such performance would be precluded;

(d) to the best of its knowledge, it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction agreement (including any outstanding order, judgment or decree of any court or administrative agency) which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement;

(e) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

(f) it is entitled to grant the rights and licenses granted to the other Party under Articles IX and X;

(g) to the best of its knowledge, it has not entered into any licensing or other agreement with any Third Party in conflict with the rights and licenses granted to the other Party;

Section 11.02 Murdoch Representations and Warranties. Murdoch represents and warrants to the best of its knowledge that as of the Effective Date:

(a) there are no existing or threatened actions, suits or claims pending against Murdoch with respect to (i) the Murdoch Know-How or (ii) its right to enter into and perform its obligations under this Agreement; and

(b) the Murdoch Know-How licensed to JOTX pursuant to this Agreement has not been obtained by Murdoch or its Affiliates (or its or their predecessors-in-interest) in violation of any contractual or fiduciary obligation owed by any of them to a Third Party or by misappropriation of the trade secrets of any Third Party.

Section 11.03 JOTX Representations and Warranties. JOTX represents and warrants to the best of its knowledge that as of the Effective Date:

(a) there are no existing or threatened actions, suits or claims pending against JOTX with respect to (i) the JOTX Patent Rights or JOTX Know-How or (ii) its right to enter into and perform its obligations under this Agreement; and

(b) the JOTX Patent Rights and JOTX Know-How has not been obtained by JOTX or its Affiliates (or its or their predecessors-in-interest) in violation of any contractual or fiduciary obligation owed by any of them to a Third Party or by misappropriation of the trade secrets of any Third Party.

Section 11.04 **No Other Representations or Warranties**. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

Article XII.

CONFIDENTIALITY AND EXCHANGE OF INFORMATION

Section 12.01 **Confidential Information**. All Confidential Information disclosed by a Party or its Affiliates under this Agreement (including any Confidential Information developed or created by a Party under this Agreement) will be maintained in confidence and otherwise safeguarded by the recipient Party during the Term and for seven (7) years thereafter. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information, and in any event with no less than reasonable care. A recipient Party may only disclose Confidential Information of the other Party to employees, representatives, agents, Sublicensees, subcontractors, consultants and advisers of the Party and its Affiliates to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to abide by non–disclosure obligations at least as strict as with those set forth in this Article XII. Notwithstanding the foregoing sentence, Confidential Information shall exclude any information or materials that:

(a) was already known to the recipient Party before receipt of such information under this Agreement;

(b) was or is independently developed by or for the recipient Party without reliance on information received from the other Party under this Agreement, as evidenced by such Receiving Party's written records;

(c) is hereafter disclosed to the recipient Party without restriction by a Third Party having a legal right to make such disclosure; or

(d) is or becomes part of the public domain through no breach of this Agreement by the recipient Party.

Section 12.02 **Terms of Agreement to be Maintained in Confidence**. Subject to the provisions of this Article XII, the Parties agree that the terms of this Agreement are deemed Confidential Information of both Parties and, except to the extent disclosure is authorized pursuant to Section 12.03, shall be subject to the restrictions on use and disclosure set forth herein.

Section 12.03 Required Disclosures. Nothing in this Agreement shall be construed to restrict the Parties from disclosing Confidential Information as required by Applicable Law or court order or other governmental order or request, provided in each case the Party requested to make such disclosure shall timely inform the other Party and use all reasonable efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible. In addition, the Party requested to make such disclosure will cooperate with the other Party to seek to prevent or limit such disclosure by appropriate legal means, to the extent permitted by law and consistent with any applicable deadlines.

Section 12.04 Public Announcements. No public announcement or other disclosure to any Third Party concerning the existence of, terms, or subject matter of this Agreement shall be made, either directly or indirectly, by any Party to this Agreement, except as may be legally required or as may be required for recording purposes, without first obtaining the approval of the other Party (not to be unreasonably withheld or delayed) and agreement upon the nature and text of such announcement or disclosure; *provided*, that each Party shall be entitled to disclose this Agreement or its terms (a) as required by Applicable Law, including any disclosure requirements imposed by a stock exchange or securities regulatory agency, and (b) to such Party's financial, tax and legal advisors, and to potential investors, corporate partners or acquirers, in each case provided that such persons or entities have confidentiality obligations at least as stringent as set forth in this Article XII. The Party desiring to make any legally-required public announcement or other legally-required disclosure (including those which may be required for recording purposes) shall inform the other Party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, which shall be at least ten (10) Business Days prior to release of such proposed announcement or disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon such announcement or disclosure. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the U.S. Securities Exchange Commission and any other Government Authorities, including requests for confidential treatment of Confidential Information of either Party included in any such disclosure. Neither Party shall use the name, trademark, trade name, logo or image of the other Party or its Affiliates in any publicity, press release or other public announcement, including on any website or public forum, without the prior written consent of the other Party, except as permitted under this Section 12.04.

Section 12.05 Publications. Nothing in this Agreement shall prevent either Party from making any scientific publication or public announcement concerning its Development, Manufacturing, use or Commercialization activities with respect to the Product; *provided* that neither Party shall disclose any Confidential Information of the other Party in any such publication or announcement without obtaining such Party's prior written consent.

Section 12.06 Bankruptcy. The rights (including Intellectual Property Rights) in Confidential Information disclosed by one Party to the other Party (including any Confidential Information developed or created by a Party under this Agreement) are, as between the Parties, owned by the disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (a) that Confidential Information received from the other Party under this Agreement remains the property of the other Party, and (b) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by Applicable Law, take all steps necessary or desirable to maintain the confidentiality of the other Party's Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

Article XIII.

INDEMNIFICATION

"As-is" supply by Murdoch. JOTX acknowledges that Murdoch has not conducted a FTO or otherwise done any searches to ensure that the Murdoch Know-How or the Product or their use as contemplated under this Agreement will not infringe the rights (including Intellectual Property Rights) of any party. The Murdoch Know-How is provided by Murdoch under this Agreement on an "as-is" basis. Murdoch does not make or give any warranty as to its accuracy or completeness or suitability for any purpose. Murdoch does not make or give any warranty that the Murdoch Know-How or its use by JOTX (or its sublicensees) as contemplated under this Agreement does not infringe the rights (including Intellectual Property Rights) of any other party.

Section 13.01 Indemnification of JOTX. Murdoch shall defend and indemnify JOTX and its Affiliates, and their respective directors, officers, employees, , and the successors and assigns of the foregoing (the "**JOTX Indemnitees**"), from and against any and all direct liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) (collectively, "**Losses**") suffered by the JOTX Indemnitees in connection with the gross negligence or willful misconduct of Murdoch or any of its Affiliates or their respective Sublicensees or subcontractors except, in each case, to the extent that JOTX is obligated to indemnify Murdoch under Section 13.02 below.

Section 13.02 Indemnification of Murdoch. JOTX shall defend, indemnify and hold harmless Murdoch and its Affiliates and their respective directors, officers, employees, and the successors and assigns of the foregoing (the "**Murdoch Indemnitees**") and keep them indemnified, from and against any and all Losses suffered by any of the Murdoch Indemnitees arising from or occurring as a result of: (a) Third Party claims against any Murdoch Indemnitee relating to the Development, Manufacture, use or Commercialization of Product by any Party (b) any claim that the Development, Manufacture, use or Commercialization of any Product infringes any patent, copyright, trademark or other right (including any other Intellectual Property Right) of any Third-Party or misappropriates any trade secret of any Third Party (including the use of the Murdoch Know-How by JOTX and its sublicensees) , (c) JOTX's breach of any representation, warranty or covenant of this Agreement, (d) any claim of product liability or damage to person or property or death resulting from the use or consumption of the Product in the Territory, (e) any claim that any of the Product Inventions, Product Invention Patent Rights, the JOTX Technology, JOTX Know-How, JOTX Patent Rights or their use as contemplated under this Agreement (including by Murdoch and its sublicensees) infringes any patent, copyright, trademark or other right (including any other Intellectual Property Right) of any Third-Party or misappropriates any trade secret of any Third Party, or (e) any other act or omission (including the negligence or willful misconduct) of JOTX or any of its Affiliates or their respective Sublicensees or subcontractors, except, in each case, to the extent that Murdoch is obligated to indemnify JOTX under Section 13.01.

Section 13.03 Procedure. All indemnification claims in respect of any JOTX Indemnitee or Murdoch Indemnitee seeking indemnity under Section 13.01 or Section 13.02 (collectively, the "**Indemnitees**" and each an "**Indemnitee**") shall be made solely by the corresponding Party (the "**Indemnified Party**"). The Indemnified Party shall give the indemnifying Party (the "**Indemnifying Party**") prompt written notice (an "**Indemnification Claim Notice**") of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.01 or Section 13.02, *provided*, that the failure by the Indemnified Party to provide such prompt notice to the Indemnifying Party shall only be a bar to recovering Losses to the extent that the Indemnifying Party can demonstrate that it was actually prejudiced and directly damaged by such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount

of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. At its option, the Indemnifying Party may assume the defense of any indemnification claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Parties receipt of an Indemnification Claim Notice. The assumption of the defense of an indemnification claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify the Indemnified Party in respect of the indemnification claim, nor shall its constitute a waiver by the Indemnifying Party of any defense it may assert against the Indemnified Party's claim for indemnification.

Section 13.04 **Insurance.** Each Party shall have and maintain such types and amounts of liability insurance as is normal and customary in the industry generally for parties similarly situated and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

SECTION 13.05 **Limitation of Liability**. EXCEPT WITH RESPECT TO THIRD PARTY CLAIMS UNDER THIS ARTICLE XIV OR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE XIII, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, INCLUDING, LOST PROFITS OR LOST REVENUES, ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

SECTION 13.06 **Cap on Liability.** Notwithstanding anything else in this Agreement, Murdoch's total cumulative liability for any cause of action under or in connection with this Agreement (including in negligence) will be limited to $100,000.

Article XIV.

TERM AND TERMINATION

Section 14.01 **Term.** Unless this Agreement is terminated earlier in accordance with this Article XIV, the term of this Agreement shall commence on the Effective Date and shall continue until the expiration of the Royalty Term in each country in the Territory with respect to the Product (the "**Term**").

Section 14.02 **Murdoch obligations:** Notwithstanding any other Section of this Agreement, unless otherwise agreed by the Parties in writing, Murdoch's obligations to perform Development Activities and Formulation Development Activities with respect to the Product end on the earlier of:

(a) the date that Murdoch has performed all Development Activities and Formulation Development Activities specified as being the responsibility of Murdoch in the Product Schedule;

(b) the date that the Product Budget is reached or exceeded; or

(c) the date that approval of the MAA is received in each of the U.S., European Union, and Japan for the Product.

Section 14.03 **Termination for Material Uncured Breach**. Either Party shall have the right to terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and if such breach or default is not corrected or within sixty (60) days after the breaching Party receives written notice identifying such breach, or if a cure (other than any payment) is not possible in such sixty (60) day period, such longer period (not exceeding 120

days) during which the breaching Party is diligently pursuing a cure. For the avoidance of doubt, a Party's decision to terminate a Clinical Trial pursuant to Section 3.04(c) shall not be deemed to be a material breach of its obligations hereunder.

Section 14.04 **Termination for Insolvency; Retention of License**. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within ninety (90) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within ninety (90) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination. Notwithstanding the bankruptcy of a Party, or the impairment of performance by a Party of its obligations under this Agreement as a result of bankruptcy or insolvency of such Party, and subject to such other Party's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, the other Party shall be entitled to retain the licenses under the terms and conditions granted herein, and otherwise in accordance with Section 365(n) of the United States Bankruptcy Code.

Section 14.05 **General Effect of Termination**.

(a) **Accrued Obligations**. Termination of this Agreement or the Product Schedule for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

(b) **Return of Materials**. Upon any termination or expiry of this Agreement (or earlier, if requested by the other Party), each Party shall promptly return to the other Party all Confidential Information received from the other Party (except for one copy of which may be retained by legal counsel for archival purposes or to allow a Party to exercise its rights in respect of any licenses granted under this Agreement);

(c) **Licenses:** The termination or expiry of this Agreement does not effect any licenses granted under Articles IX or X of this Agreement *provided* however that if the Agreement is terminated by Murdoch under Section 14.03, the licence granted by Murdoch to JOTX under Section 9.01 will immediately terminate.

(d) **Royalty payments:** The termination of this Agreement does not effect the obligation of JOTX to make payments to Murdoch during the Royalty Term in accordance with Article VI *provided* however that if the Agreement is terminated by JOTX under section 14.03, JOTX will have no obligation to pay any amount to Murdoch which accrues after the effective date of termination.

Section 14.06 **Survival**. Articles XI, XII, XIII, XIV, and XV shall survive the expiration or termination of this Agreement for any reason. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

Article XV.

MISCELLANEOUS

Section 15.01 **Governing Law; Equitable Relief.**

(a) This Agreement, and any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of Victoria, Australia, without giving effect to any principles, statutory provisions or other rules of choice of law that would require the application of the laws of a different state or country. Non-exclusive jurisdiction for disputes under this Agreement is conferred on the state and federal courts of the State of Florida and the Courts of Victoria, Australia and the Australian Federal Court.

(b) No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

Section 15.02 **Alternative Dispute Resolution.** The Parties shall try to settle their differences amicably between themselves. If any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement, including the performance or alleged non-performance of a Party of its obligations under this Agreement arises between the Parties (each a **"Dispute"**), a Party shall, before initiating any proceedings (other than proceedings in relation to an urgent interlocutory injunction) pursuant to this Article XVI, notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within thirty (30) days of receipt of the written notice by the other Party, such dispute shall be referred to a member of each of the Party's Chief Executive Officers, who shall meet in person at least once and use their good faith efforts to resolve the Dispute within thirty (30) days after such referral.

Section 15.03 **Waiver.** Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

Section 15.04 **Assignment.** This Agreement shall not be assignable by either Party without the written consent of the other Party, except that either Party may assign this Agreement, without such consent, to an Affiliate of such Party. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

Section 15.05 **Notices.** Any notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by international express delivery service, registered or certified air mail, return receipt requested, postage prepaid, or by facsimile (confirmed by prepaid registered or certified air mail letter or by international express delivery mail) (e.g., FedEx)), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the Parties, or such other address as may be specified in writing to the other Parties hereto:

If to Murdoch:

Murdoch Childrens Research Institute
The Royal Children's Hospital
50 Flemington Road
Parkville VIC 3052 Australia

Attention:	John Dakin, Chief Operating Officer
Telephone:	+61 3 9936 6080
Email:	john.dakin@mcri.edu.au

If to JOTX:

Jupiter Orphan Therapeutics, Inc.
601 Heritage Drive
Jupiter, FL 33458

Attention:	Christer Rosén
Telephone:	+1 561 308-7780
Email:	christerrosen@me.com

Section 15.06 __Force Majeure__. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement (other than an obligation to pay any money owing under this Agreement) for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, terrorism, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. JOTX agrees that the death, injury or serious illness or cessation of employment of any staff member of Murdoch who is necessary for the performance of the activities under this Agreement which are the responsibility of Murdoch (as set out in the Product Schedule) shall be deemed to be a force majeure event to the extent that the event results in a failure or delay in Murdoch's performance of such activities. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the Parties hereto shall consult with respect to an equitable solution including the possible termination of this Agreement.

Section 15.07 __Independent Contractors__. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute JOTX or Murdoch as partners or joint ventures in the legal sense. No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other Party or to bind any other Party to any contract, agreement or undertaking with any Third Party.

Section 15.08 __Severability__. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of the above, the Parties will renegotiate the terms and conditions of this Agreement to resolve any inequities.

Section 15.09 __Further Assurances__. At any time or from time to time on and after the date of this Agreement, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license, and (iii) take or cause to be taken all such actions, as the requesting Party may

reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

Section 15.10 Entire Agreement; Amendments. This Agreement, together with the Exhibits and the Product Schedules, constitute the entire agreement, both written and oral, with respect to the subject matter hereof, and supersedes and terminates all prior or contemporaneous understandings or agreements, whether written or oral, between JOTX and Murdoch with respect to such subject matter. Any amendment, modification or supplement of or to any provision of this Agreement, including the Exhibits hereto or any Product Schedule, shall be effective only in writing and signed by a duly authorized officer of suitable title of the Parties hereto.

Section 15.11 Headings. The captions to the Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

Section 15.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Section 15.13 Interpretation. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement; (d) the terms "Article", "Section" or "Exhibit" refer to the specified Article, Section or Exhibit of this Agreement; (e) the term "including" means "including without limitation" or "including but not limited to"; and (f) "days" refers to calendar days unless otherwise specified as a "Business Day". All accounting terms used but not otherwise defined herein shall have the meanings ascribed to such terms under the applicable Accounting Standards as applied to a Party. All references to "$" amounts hereunder shall be deemed to be U.S. Dollars, and all payments due hereunder shall be made in U.S. Dollars.

[*remainder of page intentionally blank*]

IN WITNESS WHEREOF, the Parties hereto have caused this Global Development and License Agreement to be duly executed by their authorized representatives effective as of the Effective Date.

MURDOCH CHILDRENS RESEARCH INSTITUE

By: /s/ John Dakin

Name: John Dakin

Title: Chief Operating Officer

September 2015

JUPITER ORPHAN THERAPEUTICS, INC.

By: /s/ Christer Rosén

Name: Christer Rosén

Title: Chairman & President

1. September 2015